EXHIBIT 23.2
CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statement on Form S-8 of Pangea Petroleum Corporation, a Colorado corporation, of our report dated April 15, 2003 relating to the consolidated balance sheets of Pangea Petroleum Corporation as of December 31, 2002, and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 2002.


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